Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 23, 2021, with respect to the financial statements of Legal & General Long Duration U.S. Credit Fund (formerly referred to as LGIM America Long Duration U.S. Credit Fund), incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the prospectus and under the heading “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 28, 2022